UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2013

ECOTALITY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street, Suite 2525
San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 992-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 18, 2013, ECOtality, Inc. (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying it that its securities will be delisted from the NASDAQ Stock Market and that trading of its common stock will be suspended at the opening of business on September 27, 2013. The Notice also stated that a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market. NASDAQ made this determination (the “Staff Determination”) based on the following factors: (i) the Company’s filing of a Current Report on Form 8-K, dated September 17, 2013, under which the Company announced that it had filed for relief under chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Case”); and associated public interest concerns raised by it; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements for continued listing on the NASDAQ Stock Market (as previously reported in a Current Report on Form 8-K, filed with the SEC on August 23, 2013; NASDAQ notified the Company on August 20, 2013 that it had not yet filed its Form 10-Q for the period ended June 30, 2013, and accordingly, it did not comply with Listing Rule 5250(c)(1)).

Under the terms of the Notice, the Company has a right to appeal the Staff Determination to a Hearings Panel (the “Panel”) through submission of a hearing request no later than 4:00 p.m. Eastern Time on September 25, 2013, which would stay the suspension of the Company’s securities and the filing of the Form 25-NSE, pending the Panel’s decision. At this time, the Company does not intend to appeal the Staff Determination.

Item 8.01 Other Events.

As previously reported in a Current Report on Form 8-K, filed with the SEC on August 6, 2013, the Company announced that it would hold its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 29, 2013. Pending the outcome of the Chapter 11 Case, the Company has indefinitely postponed the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Registrant)

Signature	Title	Date

/s/ Susie Herrmann	Chief Financial Officer	September 23, 2013
Susie Herrmann